EX-35.4
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

(logo) WACHOVIA SECURITIES



1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2007, by and among Citigroup Commercial Mortgage Securities INC, as Depositor, Wachovia Bank, National Association, as Master Servicer, Midland Loan Services, INC., as Master Servicer, Capmark Finance, INC., as Master Servicer, CWCAPITAL Asset management LLC, as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and LaSalle Bank National Association, as Certificate Administration with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C6 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer, during the period from July 1, 2007 to December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period July 1, 2007, through December 31, 2007;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.



/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association